UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2016

Lancaster Colony Corporation

(Exact name of registrant as specified in its charter)

Ohio	000-04065	13-1955943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

37 West Broad Street Columbus, Ohio		43215
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (614) 224-7141

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of David A. Ciesinski as President and Chief Operating Officer

On April 18, 2016, Bruce L. Rosa, the President of T. Marzetti Company (“T. Marzetti”), the wholly-owned specialty foods subsidiary of Lancaster Colony Corporation (the “Company”), and a Vice President of the Company, notified the Board of Directors of the Company of his intention to retire (i) as President of T. Marzetti effective upon the election and qualification of his successor; and (ii) as a Vice President of the Company effective on or about June 30, 2016. Mr. Rosa will continue to serve in an advisory capacity to the Company through this brief transitional period. There were no disagreements with the Company on any matters relating to its operations, policies or practices that led to Mr. Rosa’s decision to retire.

A copy of the press release announcing Mr. Rosa’s retirement is attached hereto as Exhibit 99.1.

On April 18, 2016, the Board of Directors of the Company approved the appointment, effective as of April 18, 2016, of David A. Ciesinski, age 50, as President and Chief Operating Officer of the Company, and as President of T. Marzetti. Mr. Ciesinski will report to the Company’s Chief Executive Officer, John B. Gerlach, Jr., who will continue to serve as Chairman of the Board and Chief Executive Officer of the Company. Mr. Gerlach will continue to be the Company’s principal executive officer.

Mr. Ciesinski previously served as President of the Meal Solutions Division at Kraft Foods Group, Inc., and as its Executive Vice President and President of Meals & Desserts from 2014 to 2015, in which capacity he was responsible for leading Kraft’s grocery business. Between 2013 and 2014, Mr. Ciesinski served as Chief Commercial Officer and Executive Vice President of Forever, Inc., a cloud based storage company, in which capacity he was responsible for leading the sales, marketing, business development and operations functions.

From 2012 to 2013, Mr. Ciesinski served as the Vice President of Global Business Development at H.J. Heinz Company, in which capacity he was responsible for leading the corporate business development activities of H.J. Heinz Company. Between 2011 and 2012, Mr. Ciesinski served as Group Vice President and Chief Marketing Officer of the U.S. Retail Division at H.J. Heinz Company, in which capacity he was responsible for leading Heinz’s marketing and demand generation functions of their U.S. consumer products business.

Between 2003 and 2011, Mr. Ciesinski served in various other leadership roles at H.J. Heinz Company, including those in the marketing and strategic planning functions. Prior to joining H.J. Heinz Company, Mr. Ciesinski was a consultant with Ernst & Young.

Mr. Ciesinski earned his MBA (previously named MSIA) from the Tepper School of Business at Carnegie Mellon University. He is a graduate of the United States Military Academy at West Point, and served as Fire Support Officer in a front line mechanized infantry unit during the First Gulf War. He was awarded the Bronze Star for his leadership in combat.

Employment Agreement with David A. Ciesinski

In connection with Mr. Ciesinski’s appointment as President and Chief Operating Officer of the Company and President of T. Marzetti, the Company and Mr. Ciesinski entered into an employment agreement, dated as of April 18, 2016. The following description of Mr. Ciesinski’s employment agreement is a summary of its material terms and does not purport to be complete, and is qualified in its entirety by reference to the employment agreement, which is attached hereto as Exhibit 10.1.

Mr. Ciesinski’s employment agreement is effective as of April 18, 2016, and has an initial term ending on June 30, 2019. Thereafter, the employment agreement will automatically renew for successive one year terms, unless earlier terminated pursuant to its terms, or unless either the Company or Mr. Ciesinski provides timely written notice that the term will not be extended.

Mr. Ciesinski will receive an annual base salary of $600,000 under the employment agreement, plus an annual performance based cash bonus award equal to 80% of his base salary respecting target level performance.

In addition to cash-based compensation, on April 18, 2016, the Company granted Mr. Ciesinski shares of restricted stock of the Company with a grant date value equal to $350,000, and stock appreciation rights with a grant date value of $650,000. The shares of restricted stock granted to Mr. Ciesinski vest in full on the third anniversary of the grant date. The stock appreciation rights granted to Mr. Ciesinski vest in equal installments on each of the first three anniversaries of the grant date.

Mr. Ciesinski will also receive a $50,000 lump sum cash payment to assist with his relocation and the reimbursement of certain other relocation costs.

In the event Mr. Ciesinski is terminated by the Company without Cause (as defined in the employment agreement), by the Company as a result of giving notice of non-extension of the employment agreement, or by Mr. Ciesinski for good reason (as defined in the employment agreement), then, subject to Mr. Ciesinski signing and not revoking a release of claims against the Company, he will receive as severance pay the greater of: (A) continued payment of his annual base salary for a period of twelve months, plus an amount equal to 80% of his base salary in lieu of any incentive bonus for the incomplete fiscal year; or (B) the amount due to Mr. Ciesinski under his change in control agreement (described below). Additionally, in the event that Mr. Ciesinski’s termination occurs after the completion of the Company’s fiscal year but before the payment of his annual bonus, Mr. Ciesinski will be entitled to payment of his earned but unpaid bonus for such completed fiscal year.

Mr. Ciesinski also will be eligible to participate in the Company’s benefits provided to other senior executives as well as benefits available to Company employees generally.

Mr. Ciesinski’s employment agreement also provides for a clawback of any incentive compensation or other compensation paid to Mr. Ciesinski as required under applicable law, government regulation, stock exchange listing requirement, or Company policy.

Change in Control Agreement with David A. Ciesinski

Mr. Ciesinski and the Company also entered into a change in control agreement, dated as of April 18, 2016. The following description of Mr. Ciesinski’s change in control agreement is a summary of its material terms and does not purport to be complete, and is qualified in its entirety by reference to the form of change in control agreement, which is attached hereto as Exhibit 10.2.

In the event Mr. Ciesinski’s employment is terminated on or within 12 months following a change in control (as defined in the change in control agreement), either (A) by the Company without cause (as defined in the change in control agreement), or (B) by Mr. Ciesinski for good reason (as defined in the change in control agreement), Mr. Ciesinski would be entitled to a lump sum severance payment equal to the sum of: (i) accrued and unpaid salary, accrued and unpaid bonus from any prior completed fiscal year, and a pro-rated portion of Mr. Ciesinski’s bonus for the current fiscal year; (ii) three times the sum of (x) Mr. Ciesinski’s base salary; plus (y) his target level bonus for the current fiscal year; (iii) the sum of (x) Mr. Ciesinski’s unvested 401(k) balance; plus (y) two times the aggregate matching contributions payable by the Company into Mr. Ciesinski’s 401(k) account for the last completed calendar year; and (iv) continued health, dental, long-term disability and life insurance coverage for two years following his date of termination.

Notwithstanding the foregoing, the change in control agreement provides that Mr. Ciesinski’s change in control payments thereunder would be reduced by the minimum amount necessary to avoid penalties under Section 4999 of the Internal Revenue Code.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 18, 2016, the Board of Directors of the Company approved the Amended and Restated Regulations of the Company, dated as of April 18, 2016 (the “Amended Regulations”). The following description of the Amended Regulations is a summary of the material amendments and does not purport to be complete, and is qualified in its entirety by reference to the Amended Regulations, which are attached hereto as Exhibit 3.1.

The Amended Regulations were approved to clarify the roles and responsibilities of the Company’s Chief Executive Officer and President in the event those positions are held by separate persons, as is the case with Mr. Gerlach serving as the Company’s Chief Executive Officer, and Mr. Ciesinski serving as the Company’s President.

The Amended Regulations also amend the indemnification provisions of the Company’s regulations to provide for mandatory advancement of expenses, as well as to provide that an amendment to the indemnification provision cannot have a retroactive adverse effect on a person entitled to indemnification.

Item 8.01	Other Events.

On April 19, 2016, the Company issued a press release announcing the appointment of David A. Ciesinski as the Company’s President and Chief Operating Officer and as President of T. Marzetti, and the resignation of Bruce L. Rosa as President of T. Marzetti and as a Vice President of the Company. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Regulations of Lancaster Colony Corporation, dated as of April 18, 2016.

10.1	Employment Agreement, dated April 18, 2016, between Lancaster Colony Corporation and David A. Ciesinski.

10.2	Lancaster Colony Corporation Form of Change in Control Agreement, dated April 18, 2016.

99.1*	Press Release, dated April 19, 2016, entitled “Lancaster Colony Corporation Names David A. Ciesinski President; Bruce L. Rosa Announces Retirement.”

*	Furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lancaster Colony Corporation

Date: April 19, 2016	By:	/s/ Douglas A. Fell
Douglas A. Fell
Treasurer, Vice President,
Assistant Secretary,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Regulations of Lancaster Colony Corporation, dated as of April 18, 2016.

10.1	Employment Agreement, dated April 18, 2016, between Lancaster Colony Corporation and David A. Ciesinski.

10.2	Lancaster Colony Corporation Form of Change in Control Agreement, dated April 18, 2016.

99.1*	Press Release, dated April 19, 2016, entitled “Lancaster Colony Corporation Names David A. Ciesinski President; Bruce L. Rosa Announces Retirement.”

*	Furnished with this report.